Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]Preliminary Proxy Statement
[ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SILICONIX INCORPORATED
(Name of Registrant as Specified In Its Charter)

SILICONIX INCORPORATED
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)Title of each class of securities to which transaction applies:

- -------------------------------------------------------
(2)Aggregate number of securities to which transaction applies:

- -------------------------------------------------------
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- -------------------------------------------------------
(4)Proposed maximum aggregate value of transaction:

- -------------------------------------------------------
(5)Total fee paid:

- -------------------------------------------------------

[ ]Fee paid previously with preliminary materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)Amount Previously Paid:
                            ----------------------
(2)Form, Schedule or Registration Statement No.:

- --------------------------------------------------
(3)Filing Party:
                  --------------------------------
(4)Date Filed:
                ----------------------------------

                                      SILICONIX
                             A Member of the TEMIC Group

                                 2201 Laurelwood Road
                            Santa Clara, California 95054


April 15, 1996


Dear Shareholder:

  We are pleased to invite you to attend the 1996 Annual Meeting of Shareholders of Siliconix incorporated, which will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Thursday, May 30, 1996, at 1:00 p.m. California time.
  The Annual Report for the year 1995 is enclosed. At the shareholders' meeting, we will discuss in more detail the subjects covered in the Annual Report as well as other matters of interest to shareholders.
  The enclosed Proxy Statement explains the items of business to come formally before the meeting. As a shareholder, it is in your best interest to express your views regarding these matters by signing and returning your proxy. This will ensure the voting of your shares if you do not attend the meeting.
  Whether or not you plan to attend the meeting, please sign the proxy card and return it promptly in the enclosed envelope. It requires no stamp if mailed in the United States. You may revoke any proxy you give at any time before it is exercised at the meeting.

Sincerely yours,


/s/ R. J. Kulle

Richard J. Kulle
President and Chief Executive Officer

                                      SILICONIX
                             A Member of the TEMIC Group

                                 2201 Laurelwood Road
                            Santa Clara, California 95054

                    ----------------------------------------
                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 30, 1996
                    ----------------------------------------


TO THE  SHAREHOLDERS OF SILICONIX INCORPORATED:

  Notice is hereby given that the Annual Meeting of Shareholders of Siliconix incorporated will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Thursday, May 30, 1996, at 1:00 p.m. California time, for the following purposes:

              1.   To elect directors for the ensuing year.
              2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's auditors for the fiscal year ending December 31, 1996.
              3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


  The Board of Directors intends to nominate as directors those individuals listed in the attached Proxy Statement under the heading "Nominees." April 11, 1996 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.


BY ORDER OF THE BOARD OF DIRECTORS

David M. Achterkirchen
Secretary

Santa Clara, California
April 15, 1996



      Please date, sign and return the enclosed proxy in the enclosed envelope. If you plan to attend in person, please indicate this by checking the space provided on the proxy.

                          ----------------------------
                             P R O X Y  S T A T E M E N T
                          ----------------------------

            A N N U A L  M E E T I N G  O F  S H A R E H O L D E R S  O F
                      S I L I C O N I X  I N C O R P O R A T E D
                                M A Y  3 0 ,  1 9 9 6


SOLICITATION AND VOTING RIGHTS

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of your proxy for use at the Annual Meeting of Shareholders on Thursday, May 30, 1996 at 1:00 p.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement is first being distributed to shareholders on approximately April 22, 1996. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.
  The Company, a corporation existing and organized under the laws of the State of Delaware, has one class of equity securities issued and outstanding, consisting of 9,959,680 shares of common stock, $0.01 par value (the "Common Stock"). All of the shares of Common Stock are voting shares, but only those shareholders of record as of the record date, April 11, 1996, will be entitled to notice of and to vote at the meeting and at any and all postponements or adjournments of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the purpose of transacting business at the meeting.
  Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder of record on each matter which may come before the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals to the shareholders, votes withheld have no legal effect and broker non-votes are not counted for purposes of determining whether a proposal has been approved.
  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by giving written notice to the Secretary of the Company and the issuance of a subsequent proxy will revoke any prior proxy even though written notice of revocation is not given.
  The "Company" and "Siliconix incorporated" refer to Siliconix incorporated, a Delaware corporation, or the predecessor California corporation of the same name.


PROPOSAL 1
ELECTION OF DIRECTORS

  At the Annual Meeting of Shareholders to be held on Thursday, May 30, 1996, the Company will present a slate of six nominees for election to the Board of Directors. Except as hereinafter stated, management will vote the shares represented by the enclosed proxy for the six nominees to the Board of Directors named below, unless indication to the contrary is marked thereon. In the event of the death, disqualification, or refusal or inability of any of such nominees to serve, it is the intention of the persons named in the enclosed proxy to vote for the election of such other person or persons as the persons named in the enclosed proxy determine in their discretion. The Board of Directors has no reason to believe that such nominees will be unable or will decline to serve if elected.

NOMINEES The following sets forth the name, age and principal occupation of each nominee, his position with the Company and business experience during the past five years, and the year each was first elected a director of the Company.

- --------------------------------------------------------------------------------
Nominee                    Age     Business Experience During Past Five Years
- --------------------------------------------------------------------------------

Hanspeter Eberhardt         59    Senior Vice President of the Semiconductor
                                  Division of TEMIC TELEFUNKEN microelectronic
                                  GmbH (since 1993); Division Director of TEMIC
                                  TELEFUNKEN microelectronic GmbH (1992-1993);
                                  Director of the Semiconductor Division
                                  (Microelectronics) of TELEFUNKEN electronic
                                  GmbH (1989-1992); director of Siliconix since
                                  1991.


Richard J. Kulle            51    Chairman of the Discrete Components Division
                                  of the Semiconductor Division of TEMIC
                                  TELEFUNKEN microelectronic GmbH (since 1996) and President and Chief Executive Officer of
                                  Siliconix incorporated (since 1990); Vice
                                  President, Operations of the Semiconductor
                                  Division of TEMIC TELEFUNKEN microelectronic
                                  GmbH (1993-1996); director of Siliconix since
                                  1990.


Frank Maier                 58    Member of the Board of Management of AEG
                                  Aktiengesellschaft (since 1989) and President and Chief Executive Officer of TEMIC
                                  TELEFUNKEN microelectronic GmbH (since 1992);
                                  President and Chief Executive Officer of
                                  TELEFUNKEN electronic GmbH (1984-1992);
                                  director of Siliconix since 1988.


Gustav Muhlschlegel         55    Executive Vice President, Finance and
                                  Controlling, of TEMIC TELEFUNKEN
                                  microelectronic GmbH (since 1992); Vice
                                  President, Mergers and Acquisitions, of
                                  Daimler-Benz AG (1990-1992); director of
                                  Siliconix since 1995.


Robert L. Wehrli            74    Business and technical consultant (since
                                  1980); director of PECO Controls and
                                  Chronometry, Ltd.; director of Siliconix since 1981.


Peter Westrick              62    President and Chief Executive Officer of AEG
                                  Corporation (since 1992); President and Chief
                                  Executive Officer of AEG France S.A. (1979-
                                  1992); director of Siliconix since 1993.
- --------------------------------------------------------------------------------

DIRECTORS' MEETINGS AND COMMITTEES The Board of Directors met four times in person in 1995 and took action by unanimous written consent on one occasion in that year. Each director attended at least 75% of the meetings of the Board of Directors and of the committees, if any, of which he was a member.
  The Audit Committee of the Board of Directors, consisting of Messrs. Kulle, Maier and Wehrli, met once in 1995. The principal functions of that committee were to select a firm of independent certified public accountants to perform an audit of the Company's financial statements; to review, in consultation with the independent auditors, the scope and results of and the compensation for such audit, together with any non-audit services performed by them; to review the Company's accounting policies and any changes thereof; and to consult with the independent auditors and Company management, separately as appropriate, with regard to the adequacy of the Company's internal controls.
  The Compensation Committee of the Board of Directors, consisting of Messrs. Kulle, Maier and Wehrli, met four times in person in 1995. Its principal functions were to make recommendations to the Board of Directors as to remuneration arrangements, including bonuses, for officers and other employees. See also "Report of Compensation Committee" below.
  The Board of Directors has no standing Nominating Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

SECURITY OWNERSHIP

  The following table shows the amount of Common Stock of the Company beneficially owned, as of April 11, 1996, by the only person who to the knowledge of the Company is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Such person has sole investment and voting power with respect to the shares shown.

- --------------------------------------------------------------------------------
Name and Address of Beneficial Owner  Amount Beneficially Owned Percent of Class
- --------------------------------------------------------------------------------

  AEG Capital Corporation                   8,010,000              80.4%
  Mt. Airy Corners III
  180 Mt. Airy Rd.
  Basking Ridge, NJ  07920
- --------------------------------------------------------------------------------

  The following table shows the number and percentage of shares of Common Stock beneficially owned, as of April 11, 1996, by (i) each current director and nominee for director, (ii) each executive officer named in the compensation table below under "Compensation of Officers and Directors" and (iii) all directors and executive officers as a group. Each person has sole investment and voting power with respect to the shares shown.


- --------------------------------------------------------------------------------
Name of Beneficial Owner     Amount Beneficially Owned     Percent of Class
- --------------------------------------------------------------------------------

  Hanspeter Eberhardt                     0                        0

  Richard J. Kulle                     32,333                     (*)

  Frank Maier                           1,479                     (*)

  Gustav Muhlschlegel                     0                       (0)

  Robert L. Wehrli                       3,068                    (*)

  Peter Westrick                         1,900                    (*)

  King Owyang                           3,583                     (*)

  Jurgen Biehn                           2,000                    (*)

  G. Thomas Simmons                       0                       (0)

All directors and executive             44,363                    (*)
officers as a group (nine persons)
- --------------------------------------------------------------------------------

(*)Less than 1%.

COMPENSATION OF OFFICERS AND DIRECTORS

   The following table shows, as to the Chief Executive Officer and each of the three other most highly compensated executive officers whose salary plus bonus for 1995 exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended December 31, 1995, as well as the total compensation paid to each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).


SUMMARY COMPENSATION TABLE
 ---------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation                     Long-term
Name and Principal Position  Year      Salary          Bonus        Other Annual      Compensation      All Other
                                                                    Compensation      LTIP Payouts    Compensation(1)
- ---------------------------------------------------------------------------------------------------------------------
Richard J. Kulle             1995    $ 392,491(2)  $ 198,907        $ 329,622(3)        $  180,125      $   49,323
President and Chief          1994    $ 395,380     $ 153,557              (4)           $        0      $   26,229
Executive Officer            1993    $ 324,873     $ 277,295              (4)           $        0      $   21,818

King Owyang                  1995    $ 283,067     $ 200,619        $ 172,206(5)        $   80,500      $   35,581
Executive Vice President     1994    $ 270,576     $  92,618              (4)           $        0      $   18,713
                             1993    $ 260,034     $ 113,000              (4)           $        0      $   16,365

Jurgen Biehn                 1995    $ 228,760     $ 176,514        $ 192,049(6)        $   73,550      $    1,728
Chief Financial Officer      1994    $ 231,900     $  72,083              (4)           $        0      $        0
                             1993    $ 187,914     $ 148,981              (4)           $        0      $        0

G. Thomas Simmons            1995    $ 243,881     $ 143,869              (4)           $        0      $   31,012
Vice President, Marketing    1994(7) $  58,803     $  15,578              (4)           $        0      $    2,826
- ---------------------------------------------------------------------------------------------------------------------


     (1) The Company does not have any stock option or stock purchase plans. All Other Compensation includes Company contributions to the individuals' respective Tax Deferred Savings Plan and Profit Sharing Plan accounts, and payment by the Company of group term life insurance premiums on their behalf. In 1995 these amounts were--Kulle: TDSP, $9,240; PSP, $38,355; insurance, $1,728; Owyang: TDSP, $8,238; PSP, $25,615; insurance, $1,728;
     Biehn: insurance, $1,728; and Simmons: TDSP, $6,995; PSP, $21,317; insurance, $2,700.
     (2) This amount includes $39,232 of compensation for accrued but unused vacation time.
     (3) This amount includes $90,000 of forgiven real estate loans and $199,958 paid for reimbursement of income taxes for 1995 and prior years.
     (4) Other Annual Compensation includes amounts paid for car allowances, reimbursement of certain medical expenses and income taxes, and other personal benefits. In these cases, the amounts totaled less than the lesser of (i) 10% of each officer's salary plus bonus for the year or (ii) $50,000.
     (5) This amount includes $62,000 of forgiven real estate loans and $95,663 paid for reimbursement of income taxes for 1995 and prior years.
     (6) This amount includes $69,572 paid for reimbursement of income taxes for 1995 and prior years.
     (7) Mr. Simmons joined the Company in October 1994.

  The following table shows, as to the Chief Executive Officer and each of the three other executive officers named in the Summary Compensation Table above, information concerning awards granted under the Company's long-term incentive plan (the Key Professional Performance Unit Plan) in the fiscal year ended December 31, 1995.


- ---------------------------------------------------------------------------------------------------------------------------------
                                                                       Estimated Future Payouts under Non-Stock Price-Based Plans
   Name                  Number of       Performance or Other Period            Threshold          Target          Maximum
                     Performance Units   Until Maturation or Payout
- ---------------------------------------------------------------------------------------------------------------------------------
Richard J. Kulle            1,245.5                   1995-1997                 $ 62,125       $ 124,250        $ 186,375

King Owyang                   550.0                   1995-1997                 $ 27,500       $  55,000        $  82,500

Jurgen Biehn                  407.2                   1995-1997                 $ 20,360       $  40,720        $  61,080

G. Thomas Simmons             450.0                   1995-1997                 $ 22,500       $  45,000        $  67,500

- ---------------------------------------------------------------------------------------------------------------------------------


  Participation in the Key Professional Performance Unit Plan is limited to 37 key employees who may be expected to have a substantial opportunity to influence the performance of the Company. The plan provides for cash bonuses to be paid to the participants. The amount paid to any participant in the plan is a measure of the extent to which specified corporate objectives are achieved over a three-year period, beginning in the year in which the award of performance units is made. The corporate objectives consist of the attainment of goals relating to one or more of the following performance measures: (1) bookings, (2) revenues, (3) earnings before taxes, (4) return on net assets, (5) return on equity, (6) shareholder return and (7) net revenue per employee. The Compensation Committee will determine the target level of performance that must be achieved with respect to each performance goal in order for that performance goal to be considered attained.

PENSION CONTRACTS In January 1995, TEMIC TELEFUNKEN microelectronic GmbH, an affiliate of the Company, granted a Pension Contract to Mr. Kulle. Under the terms thereof, Mr. Kulle's benefits at the normal retirement age of 65 are determined by the "Pension Group" to which he has been assigned and his years of service. Based on Mr. Kulle's current Pension Group, he would be entitled to an annual pension of approximately $27,200 at age 65.
  Mr. Biehn also has a Pension Contract, granted by AEG AG, another affiliate of the Company. Mr. Biehn's benefits at retirement under this Pension Contract are not presently determinable; however, as his current employer, the Company contributed $5,802 to Mr. Biehn's AEG AG pension account for 1995.

DIRECTORS' COMPENSATION During 1995, the Chairman of the Board received a $3,500 quarterly retainer plus $1,500 for each directors' meeting attended, and each other non-employee director received a $2,250 quarterly retainer plus $1,000 for each directors' meeting attended. The Company reimburses directors who are not employees of the Company or any affiliated corporation the expenses incurred by them in attending Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION The members of the Compensation Committee of the Company's Board of Directors are Messrs. Kulle, Maier and Wehrli. Mr. Kulle is the President and Chief Executive Officer of the Company. Messrs. Maier and Wehrli are non-employee directors.


REPORT OF COMPENSATION COMMITTEE

  The Board of Directors has delegated responsibility for determining executive pay to a Compensation Committee. During 1995, this committee consisted of three Board members, Messrs. Kulle, Maier and Wehrli. Mr. Kulle was the only employee director of this Committee, and he was excused from any discussion involving his own compensation or benefits.
  The responsibilities of the Compensation Committee are:
              -  Establish salary levels for all executives of the Company
              -  Administer the Company's Key Professional Incentive Bonus Plan
              -  Administer the Company's Key Professional Performance Unit
                 Plan
              -  Administer the Company's Qualified Retirement Plan
              -  Establish general wage increase targets for each fiscal year
              -  Recommend and/or approve all special bonuses or awards
  The Compensation Committee met concurrently with each meeting of the full Board in 1995.

EXECUTIVE COMPENSATION GENERALLY Executives of the Company are compensated by base salary and annual cash incentives (under the Key Professional Incentive Bonus Plan, the Key Professional Performance Unit Plan and otherwise), as well as other benefits generally offered to executives by large corporations, such as car allowances and reimbursement of certain expenses. The amount paid to any participant in the Key Professional Incentive Bonus Plan is a measure of two performance components, (i) achievement of corporate objectives, which consist of several components and will be identical for all participants in the plan, and (ii) achievement of personal goals, which will be unique for each individual participant. If a target objective is not met, its influence on the awards to be made is eliminated and the bonus pool is correspondingly reduced. The amount paid to any participant in the Key Professional Performance Unit Plan depends on the achievement of corporate objectives over a three-year period. These objectives consist of several components. If a target objective is not met, its influence on the awards to be made is eliminated and the bonus pool is correspondingly reduced.
  The Compensation Committee evaluates both Company and individual executive performance against the Company's plan for the year and surveys like industry practices at each facility location. Performance against plan is the easiest measure to use since the Company prepares a three-year plan each year. The general Company performance, as well as individual performance, is used to establish relative contribution for each executive.
  The more difficult task in determining executive compensation is determining levels relative to like industry practices within the community. The Company contracts with a local compensation consulting firm each year in order to determine low, average and high compensation levels for each executive position. These relative numbers include such factors as company location, company size, individual responsibilities and other executive benefits. The consulting firm's reports include salaries, bonuses and total compensation for each measured period. These reports are then used by the Compensation Committee to determine appropriate salary changes and bonuses for the current year. The reports are used also to inform the full Board of Directors of relative compensation levels. Executive salaries are typically adjusted effective January 1 of each year.
  Cash compensation is the primary tool that the Company can use to attract and hold outstanding executives. Siliconix no longer has stock option or purchase plans of any kind, and since the Northern California community, in which most of the Company's senior personnel are located, is very accustomed to generous stock option plans, the Board of Directors as well as the Compensation Committee is aware that the Company must maintain salaries and bonuses at the upper end of community levels if Siliconix is to maintain its capable staff. It is the Company's policy to pay its personnel at no less than the 75th percentile of compensation of comparable personnel in the Silicon Valley.

1995 COMPENSATION OF THE PRESIDENT AND CEO Mr. Kulle's base salary for 1995 was determined largely in accordance with the principles described above. In 1994, the Company achieved a 15% sales increase, to $196.5 million, and a 47% increase in net income, to $10.6 million. These results fully met the 1994 plan. The Compensation Committee considered other factors as well in determining Mr. Kulle's base salary for 1995; for example, in 1995 Mr. Kulle had responsibility not only for Siliconix, but also for the worldwide semiconductor operations of "TEMIC," the microelectronics enterprise within the Daimler-Benz Group.
  While it may appear that Mr. Kulle is performing services for other members of TEMIC without compensation, there are countervailing considerations. For example, the sales force that handles Siliconix products is under the direction of TEMIC. In addition, Siliconix has received assistance from employees of other members of TEMIC in the coordination of its marketing, research and development and design tools activities. Accordingly, Siliconix is well compensated for Mr. Kulle's work on behalf of other members of TEMIC.
  Another consideration was that the Board of Directors adopted a very aggressive revenue and profit plan for 1995, and Mr. Kulle supported that plan completely. Based on the foregoing, therefore, the Committee felt it was appropriate to compensate Mr. Kulle at the upper end of base salary levels for Presidents and CEOs generally, based upon the report of the Company's compensation consultants.
  Mr. Kulle's bonuses under the Key Professional Incentive Bonus Plan and the Key Professional Performance Unit Plan reflected both 100% achievement of his personal goals for 1995, as well as the Company's exceeding all of its corporate objectives. The bonuses were determined in accordance with the formulas mandated by the respective plans.
  Submitted by the Compensation Committee: Richard J. Kulle, Frank Maier,
Robert L. Wehrli

STOCK PRICE PERFORMANCE GRAPH

  The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the NASDAQ Market Index and a peer group of 56 companies in high technology industries. Historic stock price performance is not necessarily indicative of future stock price performance, and any comparison or statement made in this analysis should not be considered a recommendation or comment relative to the purchase or sale of the Company's stock.






COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS(*)

[GRAPH]


                                              Cumulative Total Return
                                    ---------------------------------------------
                                    12/90   12/91   12/92   12/93   12/94   12/95

Siliconix Inc             SILI        100     130     300     270     495    1480

NASDAQ STOCK MARKET--US   INAS        100     161     187     215     210     296

S & P HIGH TECH COMPOSITE IHTC        100     114     119     146     170     245


* Assumes $100 invested on December 31, 1990. Assumes dividends reinvested

CERTAIN TRANSACTIONS

  In 1991, the Company retired all bank borrowings and certain other indebtedness and repurchased $6,972,000 in principal amount of its Guaranteed Floating Rate Subordinated Notes. The funds used for these purposes were obtained from AEG Aktiengesellschaft, an affiliated corporation, through loans of $15,000,000 at 7.875% and $18,500,000 at LIBOR plus 0.25%. In 1992,
$1.07 million of interest was added to the outstanding principal amount. The current principal amount of $34.57 million is owed to Daimler-Benz Capital, Inc., an affiliated corporation, bears interest at a floating rate equal to another affiliated corporation's cost of securing commercial paper, 5.8% at December 31, 1995, and is due in 1999.

  In 1994, the Company loaned Richard Kulle, President and Chief Executive Officer, $400,000 to assist Mr. Kulle in the purchase of a new home. Of the principal amount, $40,000 was forgiven in each of 1995-1996 and $40,000 will be forgiven in each of 1997-2004, provided Mr. Kulle remains employed by Siliconix during that period. Later in 1994, the Company loaned Mr. Kulle an additional $250,000, payable in 1999. Of this amount, $50,000 was forgiven in 1995. The principal amount outstanding from time to time on these loans bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on these loans was forgiven in 1995. In 1995, the Company loaned Mr. Kulle $400,000 for personal expenses. Of this amount, $300,000 remains outstanding.
  In 1988, the Company loaned $150,000 to King Owyang, Executive Vice President, without interest, in connection with Dr. Owyang's relocation and employment by the Company. Of this amount, $100,000 was repaid, $28,000 was forgiven in 1994 and $22,000 was forgiven in 1995. In 1993 and 1994, the Company loaned an additional $250,000 to Dr. Owyang. Of this amount, $40,000 has been forgiven in each of 1995 and 1996, $40,000 will be forgiven in each of 1996-1998 and $50,000 will be forgiven in 1999, provided Dr. Owyang remains employed by Siliconix during that period. In 1995, the Company loaned Dr. Owyang $80,000 for personal expenses. Of this amount, $30,000 remains outstanding.
  In 1993, the Company loaned Jurgen Biehn, Vice President and Chief Financial Officer, $300,000 to assist Mr. Biehn in the purchase of a new home. Of this amount, $30,000 has been forgiven in each of 1994-1996 and $30,000 will be forgiven in each of 1996-2002, provided Mr. Biehn remains employed by Siliconix during that period. The principal amount outstanding from time to time bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on this loan was forgiven in 1995.
  In 1994, the Company loaned $50,000 to G. Thomas Simmons, Vice President, Marketing, in connection with Mr. Simmons's relocation and employment by the Company. Of this amount, $16,667 was forgiven in 1995 and $16,666 and $16,667 will be forgiven in 1996 and 1997, respectively, provided Mr. Simmons remains employed by Siliconix during that period. In 1995, the Company loaned an additional $150,000 Mr. Simmons, to assist Mr. Simmons in the purchase of a new home. Of this amount, $30,000 was forgiven in 1996 and $30,000 will be forgiven in each of 1996-1999, provided Mr. Simmons remains employed by Siliconix during that period. The principal amount outstanding on these loans from time to time bears interest at a floating rate that approximates the Company's cost of money, currently between 5% and 6% per annum. Interest on the first loan was forgiven in 1995; no interest payment was due in 1995 on the second loan.


PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The independent certified public accountants for the Company for the fiscal year ended December 31, 1995 were KPMG Peat Marwick LLP. The Company's Board of Directors has also appointed KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1996. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so or to respond to appropriate questions from shareholders.
  Shareholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the full Board will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Company at its principal offices not later than December 27, 1996 in order for them to be considered for inclusion in the Company's Proxy Statement with respect to the 1997 Annual Meeting. No such proposals were received with respect to the 1996 Annual Meeting.


COMPLIANCE WITH SECTION 16 OF THE SECURITIES AND EXCHANGE ACT OF 1934

  Directors and executive officers are required to comply with section 16 of the Securities and Exchange Act of 1934, which requires generally that such persons file reports on Form 4 with the Securities and Exchange Commission on or before the tenth day of the month following any month in which they engage in any transaction in the Company's Common Stock. King Owyang and Peter Westrick each filed one Form 4 late with respect to transactions that occurred in the fiscal year ended December 31, 1995. Each late Form 4 reflected one transaction in the Company's Common Stock.


ANNUAL REPORT (FORM 10-K)

  Upon receipt of a written request from any shareholder, the Company will provide such shareholder, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1995, including the financial statements and the schedule thereto. Shareholders desiring a copy of Form 10-K should send their written request to the Secretary, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054. If a shareholder making such a request is not a record owner of the Company's Common Stock, the request of such shareholder must contain a good-faith representation that, as of April 11, 1996, such shareholder was a beneficial owner of Common Stock.


MISCELLANEOUS

  The only business which the Board of Directors intends to present to the meeting is the election of a Board of Directors for the ensuing year and the ratification of the Company's accountants for the current year. The Board of Directors is not aware at the time of solicitation of the enclosed proxy of any other matter which may be presented for action at the meeting. In the event that any other matter should come before the meeting for action, management will vote the enclosed proxy in such manner as the named proxies determine in accordance with their best judgment.


BY ORDER OF THE BOARD OF DIRECTORS

David M. Achterkirchen
Secretary

April 15, 1996

                                SILICONIX INCORPORATED
                              --------------------
                            ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 30, 1996
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Richard J. Kulle and Frank Maier, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Siliconix incorporated held by the undersigned at the Annual Meeting of Shareholders to be held on Thursday, May 30, 1996, at 1:00 p.m., or at any adjournment or adjournments thereof, for the following purposes, described in the Proxy Statement dated April 15, 1996, accompanying the notice of said meeting:

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                        PROMPTLY USING THE ENCLOSED ENVELOPE.

- --------------------------------------------------------------------------------
                              -  FOLD AND DETACH HERE  -

                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example  /X/


1.  ELECTION OF DIRECTORS.

                          WITHHOLD
         FOR         AUTHORITY to vote   FOR
     all nominees     for all nominees   all nominees except:
                                                             -------------------
        / /                 / /                 / /

H. Eberhardt, R. Kulle, F. Maier, G. Muhlschlegel, R. Wehrli, P. Westrick

                                     FOR       AGAINST      ABSTAIN
2.  RATIFICATION OF APPOINTMENT     / /         / /          / /
    OF KPMG PEAT MARWICK LLP


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT DATED APRIL 15, 1996 AND THE ANNUAL REPORT FOR THE YEAR 1995.

                                     I plan to attend the meeting            / /

                                     I do not plan to attend the meeting     / /


Signature(s)                                          Dated              , 1996
            ------------------------------------------     --------------

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
- --------------------------------------------------------------------------------
                              -  FOLD AND DETACH HERE  -